                          MLIG VARIABLE INSURANCE TRUST
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       PURPOSE OF THE CODE/COVERED OFFICERS

         MLIG Variable Insurance Trust (the "Trust") has adopted this Code of
Ethics ("Code") for the Trust's Principal Executive Officer and Principal
Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit
A) for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the
           Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

         o  compliance with applicable laws and governmental rules and regulations;

         o the prompt internal reporting of suspected material violations of the
           Code, including violations of securities laws or other laws and rules and regulations applicable to the Trust, to an appropriate person or persons identified in the Code; and

         o  accountability for adherence to the Code.

         Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or Merrill Lynch policies, and place the interests of the Trust before the Covered Officer's own personal interests.

         Each Covered Officer is required to familiarize himself with the disclosure requirements applicable to the Trust and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about the Trust to others, including but not limited to officers and counsel to Roszel Advisors, LLC ("Roszel"), Merrill Lynch, Pierce,
Fenner & Smith Incorporated ("MLPF&S"), the Sub-Advisors (as set forth on
Exhibit B), and the Trust, and their respective independent directors, independent auditors and governmental regulators.

II.      AVOIDANCE OF CONFLICTS

         The overarching principle of this Code is that the personal interests of a Covered Officer should not be placed improperly before the interests of the
Trust. As a result, each Covered Officer must: (i) handle any actual or apparent conflict of interest in an ethical manner; (ii) not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Trust; (iii) not cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trust or any of its
Portfolios; and (iv) not use material non-public knowledge pertaining to a
Trust.

                                      -1-

III.      COMPLIANCE AND ANNUAL ACKNOWLEDGEMENT

         The Trust will follow certain procedures in investigating and enforcing this Code, including but not limited to the following: (i) all violations and potential violations will be reported to the Merrill Lynch Insurance Group
General Counsel (the "General Counsel"); (ii) the General Counsel will take all appropriate action to investigate any potential violations; (iii) if the General
Counsel determines that a violation has occurred, he or she will take all appropriate disciplinary or preventive action and inform the Board of Trustees of the Trust of his or her decision; and (iv) all changes to or waivers of this
Code will, to the extent required, be disclosed on Form N-CSR or otherwise as provided by SEC rules.

         Each Covered Officer is required: (i) upon receipt of the Code, to sign and submit to the General Counsel an acknowledgment stating that he or she has received, read and understands the Code; (ii) annually thereafter to submit a statement to the General Counsel confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code;
(iii) not to retaliate against any employee subordinate to the Covered Officer for reports of potential violations that are made in good faith; and (iv) to notify the General Counsel, as appropriate, if the Covered Officer observes any irregularities or violations of this Code.

IV.      SEPARATE CODE

         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, Roszel, the Sub-Advisors, MLPF&S, or other service providers govern or purport to govern the behavior or activities of the
Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.
The Trust's and Roszel's, the Sub-Advisors' and MLPF&S's codes of ethics under
Rule 17j-1 under the Investment Company Act and the policies and procedures set forth in the Trust's Compliance Manual are separate requirements applying to the
Covered Officers and others, and are not part of this Code.

V.       AMENDMENTS AND WAIVERS

         Except with respect to Exhibits A and B hereto, which may be updated at any time, this Code may be amended only by the Board of Trustees of the Trust.
Waivers, as defined in Form N-CSR, from this Code may be granted only by the
Board of Trustees.

Date:  November 12, 2003

                                      -2-

                                    EXHIBIT A
                                    ---------

                          Persons Covered by this Code
                          ----------------------------

            Michael P. Cogswell - President and Trustee of the Trust
             Jerome J. Davies - Chief Financial Officer of the Trust

                                      -3-

                                    EXHIBIT B

                         Sub-Advisors to the Portfolios
                         ------------------------------

                             Lord, Abbett & Co. LLC

                       PIMCO Advisors Retail Holdings LLC

                         Cadence Capital Management LLC

                       J. & W. Seligman & Co. Incorporated

                            NFJ Investment Group L.P.

                     J.P. Morgan Investment Management Inc.

                           Delaware Management Company

                            John A. Levin & Co., Inc.

                     Merrill Lynch Investment Managers, L.P.

                             Sound Capital Partners

                    INVESCO - National Asset Management Group

                   Nicholas-Applegate Capital Management, LLC

                       Rittenhouse Asset Management, Inc.

                          Seneca Capital Management LLC

                         Valenzuela Capital Partners LLC

                        NWQ Investment Management Company

                           Lazard Asset Management LLC

                       Credit Suisse Asset Management, LLC

                                      -4-